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                                                                     (d)(2)(iv)

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July 31, 2007
ING Investors Trust
7337 E. Doubletree Ranch Rd.
Scottsdale, AZ 85258

Ladies and Gentlemen:

   Pursuant to our letter agreement dated July 31, 2007, we have reduced our annual investment management fees for ING Foreign Fund by amounts corresponding to the July 31, 2007 sub-advisory fee reduction by Julius Baer Investment Management, Inc. (the "Reduction").

   The Reduction is calculated as follows:

   Reduction = 50% x (former sub-advisory fee - new sub-advisory fee)

   By this letter, we agree to continue the Reduction for the period July 31, 2007 through March 1, 2009.

   Please indicate your agreement to this Reduction by executing below in the place indicated.

                                                  Very sincerely,

                                                  /s/ Todd Modic
                                                  ------------------------------
                                                  Todd Modic
                                                  Vice President
                                                  ING Investments, LLC

Agreed and Accepted:
ING Mutual Funds
(on behalf of the Fund)


By: /s/ Kimberly A. Anderson
    --------------------------
    Kimberly A. Anderson
    Senior Vice President

7337 E. Doubletree Ranch Rd.     Tel: 480-477-3000        ING Investments, LLC
Scottsdale, AZ 85258-2034        Fax: 480-477-2744